Exhibit 99.1

Rimage Elects Justin A. Orlando of Dolphin Limited Partnerships
to its Board of Directors

Minneapolis, MN – March 18, 2013 – Rimage Corporation (NASDAQ: RIMG) today announced that it has elected Justin A. Orlando to its Board of Directors, effective immediately. Mr. Orlando is a managing director of Dolphin Limited Partnership III, L.P. (“Dolphin”), a Stamford, CT based private investment concern established in 1996, where he has worked since 2002. Mr. Orlando’s election brings the total number of directors on the Rimage board to eight.

Prior to joining Dolphin, Mr. Orlando was a member of the healthcare investment banking group of Merrill Lynch, Pierce, Fenner & Smith Incorporated where he was involved in advisory work, financings, and control transactions from 1999 to 2002. From 1996 to 1999, Mr. Orlando practiced corporate law with the law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP, focusing on mergers and acquisitions and corporate finance transactions.

Sherman L. Black, president and CEO, said, “We are pleased to welcome Justin Orlando to the Rimage Board. Justin brings a deep level of investing experience and provides our board with the perspective of a large shareholder through his affiliation with Dolphin.”

Mr. Orlando’s election to the Board of Directors was made pursuant to an agreement between Rimage and Dolphin. Dolphin holds approximately 6.5% of Rimage’s outstanding shares. The agreement between Rimage and Dolphin will be included as an exhibit to the Company’s Current Report on Form 8-K that will be filed with the Securities and Exchange Commission (“SEC”). Mr. Orlando will also be a nominee for election to the Board of Directors at the Company’s 2013 Annual Meeting of Shareholders. Further details regarding the Company’s 2013 Annual Meeting of Shareholders will be included in the Company’s definitive proxy materials, which will be filed with the SEC.

A spokesperson for Dolphin indicated, “Dolphin is pleased to have a meaningful investment in Rimage and to be given the opportunity to work with the Rimage Board to generate value for shareholders.”

About Rimage Corporation

Founded in 1978, Rimage Corporation (NASDAQ: RIMG) helps businesses deliver digital content directly and securely to their employees, customers, and partners. Rimage’s Qumu business is the global leader in the rapidly growing enterprise video communications market and an innovator in the secure mobile delivery of rich content. Rimage’s Disc Publishing business is the global leader in CD, DVD and Blu-ray-Disc™ archiving and distribution solutions. Rimage’s industry-leading solutions help thousands of organizations in North America, Europe and Asia use video and other rich content to increase engagement and collaboration without losing control. Additional information can be found at www.rimage.com.

About Dolphin Limited Partnerships

Founded in 1996, Dolphin Limited Partnerships is a Stamford, CT based private investment concern. Dolphin and its affiliates have invested in numerous concentrated value-based investments with the objective of increasing value for all shareholders.

Blu-ray Disc™ is a trademark of the Blu-ray Disc Association.

Investor Contacts:
James Stewart, CFO
Rimage Corporation
952/944-8144